Exhibit (23)

                        Consent of KPMG Peat Marwick LLP

The Human Resources Committee
First Union Corporation

We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the First Union Corporation Savings Plan (the Plan), of our report dated June 29, 1998, relating to the statements of net assets available for benefits as of December 31, 1997 and 1996, and the statement of changes in net assets available for benefits for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Plan.



KPMG Peat Marwick LLP
Charlotte, North Carolina
June 29,1998